Exhibit 4.1
TOLL BROTHERS, INC. AMENDED AND RESTATED
STOCK INCENTIVE PLAN FOR EMPLOYEES (2007)
AMENDED AND RESTATED AS OF SEPTEMBER 17, 2008
     1. Purpose. The Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “Plan”) is intended as an additional incentive to employees to enter into or remain in the employ of Toll Brothers, Inc., a Delaware corporation (the “Company”), or any Affiliate (as defined below), and to devote themselves to the Company’s success by providing such employees with an opportunity to acquire or increase their proprietary interest in the Company (a) through receipt of rights (the “Options”) to acquire the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), (b) through incentive stock awards involving the transfer or issuance of Common Stock, which may be subject to conditions of forfeiture (the “Awards”), (c) through “Stock Appreciation Rights” or “SARs” that represent the right of the recipient to receive cash or stock of a value equal to the appreciation of the Company’s Common Stock from the date of the grant of the SAR to the date the SAR is exercised, (d) through Restricted Stock Units (“RSUs”) that represent the right of the recipient to receive the economic equivalent to a grant of an Award, and may provide for cash payment to the recipient of an amount equal to the value of an Award, or for the transfer to the recipient of a number of shares of Common Stock either immediately following the date the RSU becomes vested or at such later date as may be specified at the time the RSU is granted in the grant document, and (e) through Performance-Based Awards or RSUs (as defined below). The terms Options, Awards, SARs, RSUs, and Performance-Based Awards and RSUs are sometimes referred to herein as “Grants.” Each Option granted under the Plan to an employee of the Company or an Affiliate (an “Optionee”) is intended to be an incentive stock option (“ISO”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the limitation of Subsection 6(a) and (ii) any Option is specifically designated at the time of grant (the “Grant Date”) as not being an ISO (“Non-Qualified Stock Option”). No Option granted to a person who is not an employee of the Company or any Affiliate on the Grant Date shall be an ISO.
     For purposes of the Plan, the term “Affiliate” shall mean a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.
     2. Administration. The Plan shall be administered by the Board of Directors. However, the Board of Directors may designate a committee or committees composed of two or more of its members to operate and administer the Plan in its stead. Any such committee and the Board of Directors in its administrative capacity with respect to the Plan is referred to herein as the “Committee.”
     The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.
     The Committee shall, from time to time at its discretion, direct the Company to award Grants pursuant to the provisions of the Plan. The Committee shall have plenary authority to determine the recipients to whom and the times at which Grants shall be awarded, the number of Grants to be awarded and the price and other terms and conditions thereof, including a specification with respect to whether an Option is intended to be an ISO subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the recipient’s services and responsibilities, the recipient’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provision of the Plan or of any Grant awarded under it shall be final, binding and conclusive.
     No member of the Board of Directors or the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or any Grant awarded under it. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power and discretion given to him under the Plan, except those resulting from (i) any breach of such member’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

     In addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee, and with respect to administration of the Plan and Grants awarded under it, each member of the Board of Directors and of the Committee shall be entitled without further act on his part to indemnity from the Company for all expenses (including the amount of any judgment and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or Grants awarded under it in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee, whether or not he continues to be such member of the Board of Directors or the Committee at the time of the incurring of such expenses; provided, however, that such indemnity shall not include any expenses incurred by such member of the Board of Directors or the Committee: (i) in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties as a member of the Board of Directors or the Committee; or (ii) in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or accessible by any such member of the Board of Directors or the Committee unless within five days after institution of any such action, suit or proceeding he shall have offered the Company in writing the opportunity to handle and defend such action, suit or proceeding at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors or the Committee and shall be in addition to all other rights to which such member of the Board of Directors or the Committee would be entitled as a matter of law, contract or otherwise.
     3. Eligibility. All employees of the Company or its Affiliates shall be eligible to receive ISOs and Options that are Non-Qualified Stock Options, Awards, SARs, RSUs and Performance-Based Awards and RSUs hereunder. An Employee may receive more than one Grant, but only on the terms and subject to the restrictions of the Plan.
     4. Shares Under the Plan. The total number of shares of Common Stock available for issuance under the Plan shall be ten million shares (10,000,000), of which no more than three million (3,000,000) shares of Common Stock shall be available for granting Awards, RSUs or Performance-Based Awards and RSUs under the Plan. The foregoing amounts are subject to adjustment as provided in Section 8. If any shares subject to any Grant are forfeited or such Grant otherwise terminates without the issuance of such shares, the shares subject to such Grant, to the extent of any such forfeiture or termination, shall again be available for Grants under the Plan. Shares underlying Grants shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If any outstanding Option or SAR granted under the Plan expires, lapses or is terminated for any reason, or if the shares of Common Stock that has been transferred pursuant to an Award, RSU or Performance-Based Award or RSU under the Plan are forfeited for any reason, the shares allocable to the unexercised portion of such Option or SAR and the forfeited shares of Common Stock may again be the subject of a Grant pursuant to the Plan.
     5. Term of Plan. The Plan was initially adopted by the Board of Directors on December 13, 2006 and was effective upon approval by the Company’s stockholders on March 14, 2007. No Grant may be awarded under the Plan after December 13, 2016.
     6. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by written documents (the “Option Documents”) in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan.
     (a) Number of Option Shares. Each Option Document shall state the number of Option Shares to which it pertains. In no event shall the aggregate fair market value of the Option Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000. In addition, and anything to the contrary otherwise contained in the Plan notwithstanding, no employee shall be granted more than 1,000,000 Option Shares during any calendar year.
     (b) Option Price. Each Option Document shall state the price at which Option Shares may be purchased (the “Option Price”), which shall be at least 100% of the fair market value of the Common Stock on the date the Option is granted as determined by the Committee; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the fair market value of the Option Shares on the date the Option is granted. If the Common Stock is traded in a public market, listed on a national securities exchange or included in the NASDAQ National Market System, then the fair market value per share shall be the last reported sale price thereof on the relevant date, or, if the

Common Stock is not so listed or included, the fair market value shall be the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, and as the Committee determines.
     (c) Medium of Payment. An Optionee shall pay for Option Shares:
               (i) in cash;
               (ii) by certified check payable to the order of the Company; or
               (iii) by such other mode of payment as the Committee may approve, including, but not limited to, (x) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (y) a deemed payment by means of a net issuance of shares. If a net issuance of shares is permitted under the terms of an Option Document, the exercise of the Option shall be treated in the following manner: upon notice of exercise, the Optionee shall be deemed, as of the date of exercise, to have received all of the shares of Common Stock subject to the Option (or such portion of such shares as corresponds to the portion of the Option being exercised), and shall simultaneously be deemed to have delivered back to the Company that number of such shares as have a fair market value (determined as of the date of exercise) equal to the Option Price required to be paid on exercise of the Option (or portion being exercised) and any additional amounts required to be paid by the Optionee in connection with the exercise of the Option. The intent of this provision is to permit the Optionee to pay the Option Price and other required amounts by relinquishing back to the Company shares of Common Stock otherwise issuable pursuant to the exercise of the Option, so that the Optionee will be entitled to receive only a net issuance of shares of Common Stock having a value equal to the economic benefit of exercising the Option (or portion of the Option being exercised).
          The Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery of such notice that is not greater than the Option Price of the Option Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. In the event that certificates for shares of the Company’s common stock delivered to the Company represent a number of shares less than the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the Optionee shall deliver the remainder of the Option Price to the Company by some other form of payment permitted herein. In the event that certificates for shares of the Company’s Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent the Option Shares in respect of which payment is made, and such excess number of shares. Notwithstanding the foregoing, the Committee, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option Price. In that event, any certificates representing shares of Common Stock which were delivered to the Company shall be returned to the Optionee with notice of the refusal of the Committee to accept such shares in payment of the Option Price. The Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate, subject to the provisions of the Plan.
     (d) Termination of Options. No Option shall be exercisable after the first to occur of the following:
     (i) Expiration of the Option term specified in the Option Document. With respect to an ISO, the Option term shall not exceed (A) ten years from the Grant Date or (B) five years from the Grant Date if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of an Affiliate. With respect to any other Option, the Option term shall not exceed ten years and one day from the date of grant;
     (ii) Expiration of three months (or such shorter period as the Committee may select) from the date the Optionee’s employment with the Company or its Affiliates terminates for any reason other than: (a) disability (within the meaning of Section 22(e)(3) of the Code) or death or (b) circumstances described by paragraph (d)(vi), below;
     (iii) Expiration of one year from the date the Optionee’s employment with the Company or its Affiliates terminates by reason of the Optionee’s disability (within the meaning of Section 22(e)(3) of the Code) or death;
     (iv) The date, if any, set by the Committee as an accelerated expiration date in the event of a “Change of Control” (as defined in Subsection 6(e) below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed;
     (v) The date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company, provided the Committee may take whatever other action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to hereinabove; or
     (vi) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his employment contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or has disclosed trade secrets of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.
     Notwithstanding the foregoing, the Committee may, at its discretion, provide in an Option Document, either at the time of grant or at a later date by amendment thereto, (a) for an Option to be exercisable beyond the date it would otherwise terminate pursuant to the provisions of this Section 6(d) (provided, however, that no such continued period of exercisability may extend beyond the expiration date specified in the Option Document); (b) for the continued increase in exercisability of an Option beyond the termination of the Optionee’s employment with the Company or any of its affiliates; and (c) such terms and conditions as its deems appropriate in order for any such continued and/or increased exercisability to be effective. If the Committee does not, however, include in an Option Document any such provisions concerning exercisability of an Option following the termination of employment of an Optionee, the Option shall be exercisable during any period following the termination of employment of an Optionee only to the extent such Option was exercisable immediately prior to the date such Optionee’s employment was terminated.
     (e) Change of Control. In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees. In addition to the foregoing, Options granted pursuant to the Plan shall become immediately exercisable in full immediately prior to a Change of Control. A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation, or (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     (f) Transfers. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing a Non-Qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.
Notwithstanding the foregoing, the Committee may permit a Non-Qualified Stock Option to be transferred by the Optionee in a transaction qualifying as a “Family Transfer” (as hereinafter defined). For these purposes, a Family Transfer is a transfer of a Non-Qualified Stock Option to any person qualifying as a “family member,” as that term is defined in the General Instructions to Form S-8 as published by the Securities and Exchange Commission (“Form S-8”); provided, however, that no transfer shall be treated as a Family Transfer if the transfer would be treated as a transfer for value for purposes of Form S-8. Form S-8 defines “family member” as including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees’ household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.
     (g) Other Provisions. The Option Documents shall contain such other provisions, including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.
     (h) Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Subsection 6(e).
     (i) Stock Appreciation Rights. The Committee may, pursuant to this Section 6, make grants of SARs to any person who is eligible under the terms of the Plan to receive a Non-Qualified Stock Option. Each SAR granted under the Plan shall convey to the recipient rights that are in all respects the economic equivalent of a Non-Qualified Stock Option granted under the terms of the Plan, and shall include in the grant document all of the material terms and conditions that would be included in a corresponding Option Document, including the number of shares of Common Stock deemed to be subject to the SAR, the Option Price (which cannot be less than the fair market value per share of the underlying shares of Common Stock determined as of the date the SAR is granted), the time or times at which the SAR may be exercised, and an expiration date. The economic benefit to the recipient of an SAR shall be equal to the value of the shares of Common Stock underlying the SAR as of the date the SAR is exercised, reduced by the deemed Option Price of the SAR applicable to the portion of the SAR being exercised. On exercise, the holder of the SAR shall be entitled to receive a payment of either cash or a distribution of shares of Common Stock, having a value equal to the value of the SAR (or portion being exercised) as described in the preceding sentence. Whether the recipient of an SAR is entitled to cash or to a distribution of shares of Common Stock upon exercise may be specified in the grant document. For all purposes of the Plan, SARs shall be treated as though each SAR constituted a grant of a Non-Qualified Stock Option for a number of Option Shares equal to the number of shares of Common Stock designated as underlying the SAR. As a consequence, and by way of example, for purposes of the limitation set forth in Section 6(a), above, on the number of Option Shares that may be subject to options granted to any one employee during any calendar year, the shares of Common Stock subject to an SAR granted to an employee during a calendar year shall reduce the number of Option Shares otherwise available for grant pursuant to Options granted to such employee during the same year.
     7. Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Option Shares to be purchased. Each such notice shall specify the number of Option Shares to be purchased and shall (unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (a) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Option Shares may not have been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Option

Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the above, should the Company be advised by counsel that issuance of shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion that an appropriate exemption therefrom is available, (C) the listing or inclusion of the shares on any securities exchange or in an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Option Shares, the Company may defer exercise of any Option granted hereunder until event A, B, C, or D has occurred.
     8. Adjustments on Changes in Common Stock. The aggregate number of shares of Common Stock as to which Grants may be awarded hereunder, along with any other limitations on Grants or other provisions set forth in the Plan as a stated number of shares of Common Stock, the number of shares covered by each outstanding Option or SAR and the Option Price per share shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made which will cause an ISO to lose its status as such without the consent of the Optionee.
     9. Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the Plan, decrease the minimum Option Price of an ISO granted under the Plan or increase the maximum number of shares as to which Options or SARs may be granted.
     10. Continued Employment. Any Grant pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreements express or implied, on the part of the Company or any Affiliate to retain the recipient in the employ of the Company or an Affiliate.
     11. Withholding of Taxes. Whenever the Company proposes or is required to issue or transfer shares or pay cash pursuant to the terms of a Grant, the Company shall have the right to (i) require the recipient or transferor to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of cash or any certificate or certificates for such shares or (ii) take whatever action it deems necessary to protect its interests. The Company’s obligation to make any delivery or transfer of cash or shares shall be conditioned on the recipient’s compliance, to the Company’s satisfaction, with any withholding requirement. The Committee may establish requirements and procedures with respect to the Company’s withholding of cash or shares to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the transfer of shares or cash under a Grant, as the Committee deems appropriate.
     12. Terms and Conditions of Awards. Awards granted pursuant to the Plan shall be evidenced by written Award agreements (the “Award Agreements”) in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the provisions contained in the Plan and subject to such conditions and restrictions (including conditions which may result in a forfeiture) as the Committee may, from time to time, require; provided such conditions and restrictions are not inconsistent with the terms of the Plan. The Award may provide for the lapse of restrictions on transfer and forfeiture conditions in installments. The Committee may, in its sole discretion, shorten or waive any condition or restriction with respect to all or any portion of any Award. Notwithstanding the foregoing, all restrictions and conditions shall lapse or terminate with respect to shares of Common Stock subject to an Award upon the death or disability (within the meaning of Section 22(e)(3) of the Code) of the recipient of the Award (the “Awardee”).
     (a) Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which it pertains.
     (b) Purchase Price. Each Award Agreement shall specify the purchase price, if any, which applies to the Award. If the Committee specifies a purchase price, the Awardee shall be required to make payment on or before the date specified in the Award Agreement. An Awardee shall pay for such shares of Common Stock (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve.

     (c) Transfer of Shares. In the case of an Award which provides for a transfer of shares of Common Stock without any payment by the Awardee, the transfer shall take place on the date specified in the Award Agreement. In the case of an Award which provides for a payment, the transfer shall take place on the date the initial payment is delivered to the Company, unless the Committee or the Award Agreement otherwise specifies. Stock certificates evidencing shares of Common Stock transferred pursuant to an Award shall be issued in the sole name of the Awardee. Notwithstanding the foregoing, as a precondition to a transfer, the Company may require an acknowledgment by the Awardee as required with respect to Options under Section 7 and may further require that the Awardee satisfy any of the Company’s withholding obligations attributable to any federal, state or local law as a result of such transfer.
     (d) Forfeiture Conditions. The Committee may specify in an Award Agreement any conditions under which the Awardee shall be required to convey to the Company the shares of Common Stock covered by the Award. Upon the occurrence of any such specified condition, the Awardee shall forthwith surrender and deliver to the Company the certificates evidencing such shares as well as completely executed instruments of conveyance. The Committee, in its discretion, may provide that certificates for shares of Common Stock transferred pursuant to an Award be held in escrow by the Company’s Treasurer or an appropriate officer of the Company, together with an undated stock power executed by the Awardee, until such time as each and every condition that may result in a forfeiture has lapsed, and that the Awardee be required, as a condition of the transfer, to deliver to such escrow agent stock powers covering the transferred shares of Common Stock duly endorsed by the Awardee. Stock certificates evidencing shares of Common Stock subject to forfeiture shall bear a legend to the effect that the Common Stock evidenced thereby is subject to repurchase or conveyance to the Company in accordance with an Award made under the Plan and that the shares of Common Stock may not be sold or otherwise transferred.
     (e) Lapse of Conditions. Upon termination or lapse of each and every forfeiture condition, the Company shall cause certificates without the legend referring to the Company’s repurchase right (but with any other legends that may be appropriate, including legends indicating the restrictions that have been established by the terms of the Award) evidencing the shares of Common Stock covered by the Award to be issued to the Awardee upon the Awardee’s surrender of the legended certificates held by him to the Company.
     (f) Rights as Stockholder. Upon payment of the purchase price, if any, for shares of Common Stock covered by an Award and compliance with the acknowledgment requirement of Subsection 12(c), the Awardee shall have all of the rights of a stockholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award Agreement.
     (g) Lapse of Restrictions. Upon the expiration or termination of the restrictions applicable under the terms of an Award, and the satisfaction of any other conditions set forth in an Award Agreement by the Committee as permitted under the Plan, the restrictions applicable to the shares of Common Stock granted pursuant to an Award shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law or pursuant to any shareholders agreement then in effect, to the Awardee or the beneficiary or estate of the Awardee, as the case may be. The Company shall not, however, be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the fair market value (determined as of the date the restrictions lapse) of such fractional share to the Awardee or the Awardee’s beneficiary or estate, as the case may be.
     (h) Section 83(b) Elections. An Awardee who files an election with the Internal Revenue Service to include the fair market value of any shares of Common Stock granted pursuant to an Award in gross income while they are still subject to restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.
     (i) Forfeiture for Breach of Duty to Company. Upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Awardee, that the Awardee has breached his or her employment contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or an Affiliate, Awardee shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which (i) the Company has not yet delivered the share certificates to the Awardee, or (ii) any restrictions applicable to such shares have not lapsed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of certificates for shares of Common Stock granted pursuant to an Award pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.
     (j) Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Awards issued to an Awardee, subject to the Awardee’s consent if such amendment is not favorable to the Awardee, except that the consent of the Awardee shall not be required for any amendment made pursuant to Section 9 of the Plan.
     (k) Change of Control. In the event of a Change of Control (as defined in Section 6(e) above), the Committee may take whatever action with respect to Awards that have been granted under the Plan that it deems necessary or desirable. In addition to the foregoing, the restrictions applicable to shares of Common Stock issued pursuant to Awards under the Plan shall lapse immediately prior to a Change of Control.
     (l) Restricted Stock Units. In addition to grants of Awards under this Section 12, the Committee may grant RSUs to any person eligible to receive an Award under this Section 12. To the extent an applicable grant document provides that settlement of the recipient’s rights under an RSU is to be by means of a payment of cash or delivery of shares of the Common Stock at a time later than the date the recipient vests in such RSU, the time and manner of payment or delivery shall be specified in the grant document either as a date certain, or by reference to the recipient’s separation from service or a change in the ownership or effective control of the Company (as these terms are used for purposes of Code Section 409A) and shall include, to the extent required under Code Section 409A(a)(2)(B)(i), a delay in payment or delivery of six months where payment or delivery is by reason of the recipient’s separation from service.
     13. Performance-Based Awards.
          (a) Performance-Based Awards. The Committee may grant Awards of restricted stock pursuant to the terms of this Section 13, and consistent with Section 12, above, which shall include vesting requirements based specifically on the attainment of one or more Performance Targets (as hereinafter defined) applicable to any such Award, as set forth in this Section 13. In the event an Awardee who has been granted a Performance-Based Award terminates his or her employment with the Company prior to the date on which the applicable Performance Target or Targets have been met or prior to the satisfaction of any other applicable conditions or requirements have been met or satisfied, such Performance-Based Award shall be deemed immediately forfeited and extinguished. In addition, the Committee shall have the authority to cause a Performance-Based Award to be forfeited and extinguished, in whole or in part, at any time prior to the Committee’s determination that such Performance-Based Award has become vested by reason of attainment of one or more of the applicable Performance Targets, at the Committee’s sole discretion. Such absolute right to reduce or eliminate a Performance-Based Award shall be exercised by the Committee in light of the Committee’s review of all facts and circumstances the Committee deems to be relevant. The Committee shall have no authority to cause any Performance-Based Award to become vested in the absence of Committee certification of the achievement of any applicable Performance Target(s), as provided in Section 13(b)(ii), below.
          (b) Establishment of Performance Targets.
               (i) The Committee shall establish one or more Performance Targets for a Performance Period, which Performance Targets may vary for different Awardees who may be granted Performance-Based Awards.
               (ii) In all cases, any Performance Target established with respect to any Performance Period shall be established within the first 90 days of the Performance Period or, if the Performance Period is shorter than one year, within the first twenty five percent (25%) of such Performance Period.
               (iii) Each Performance Target established under the Plan shall consist of one or more specific goals and an objective formula or method for determining whether such Performance Target has been achieved. In addition, the Committee shall establish, in connection with any Performance Targets applicable to a Performance Period, an objective method for computing the portion of a particular Performance-Based Award that may be treated as vested as a result of attaining such Performance Target.
               (iv) In all cases, at the time the Committee establishes the Performance Target or Targets for a Performance Period, the attainment of such Performance Target or Targets must be substantially uncertain, consistent with the requirements of Treasury Regulation Section 1.162-27(e)(2)(i).

          (c) Vesting of Performance-Based Awards. Vesting of Performance-Based Awards shall be determined at the time (or times) and in the manner established by the Committee for a Performance Period; provided, however, that no portion of a Performance-Based Award shall become vested unless and until (i) the Plan (including the provisions of this Section 13 of the Plan) is approved by the Company’s stockholders (and such stockholder approval is still effective for purposes of the rules on performance-based compensation applicable in connection with Code Section 162(m)), and (ii) the Committee has certified in writing that each Performance Target for the particular Performance Period for which a Performance-Based Award is granted has been achieved.
          (d) Criteria to be Used in Establishing Performance Targets. Each Performance Target established by the Committee shall be based on one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: debt ratings, debt to capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on assets, return on capital, return on equity, attraction of new capital, cash flow, earnings per share, net income, pre-tax income, pre-tax pre-bonus income, operating income, gross revenue, net revenue, gross homebuilding margin, net margin, pre-tax margin, share price, total stockholder return, acquisition of assets, acquisition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, or any combination of or variations on the foregoing. The Performance Targets established by the Committee based on the aforementioned business criteria may be measured, where the Committee deems appropriate, before or after any applicable write-offs, and may be measured in comparison to a budget approved by the Committee, a peer group established by the Committee or a stated goal established by the Committee. The Performance Targets may be modified at the discretion of the Committee to take into account significant items or events, and may be adjusted to reflect the opening or expanding of new geographic regions or development of new business lines. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, Performance Targets may be based upon the Awardee’s attainment of business objectives with respect to any of the criteria set forth in this Section 13(d), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
          (e) Performance-Based Award Limitation. Notwithstanding anything to the contrary herein, no Awardee shall receive a Performance-Based Award for more than 350,000 Shares during any calendar year. To the extent a Performance Period is not equal to a calendar year, or where there are overlapping Performance Periods within a calendar year, this Section 13(e) limitation shall be applied by the Committee in any manner that is consistent with the limitation set forth herein and consistent with the provisions of Section 162(m) of the Code.
          (f) Certain Definitions. For purposes of the Plan, the following terms shall have the definitions set forth below:
               (i) “Performance-Based Award” means an Award granted pursuant to this Section 13.
               (ii) “Performance Period” means any period designated by the Committee as a period of time during which a Performance Target must be met for purposes of Section 13.
               (iii) “Performance Target” means the performance target established by the Committee for a particular Performance Period, as described in Section 13(b).
          (g) In addition to making grants of Performance-Based Awards under this Section 13, the Committee may make grants of RSUs under this Section 13 (“Performance-Based RSUs”), which RSUs shall become vested on such terms and conditions as are permitted with respect to Performance-Based Awards, and which shall, in all respects, be treated for purposes of the Plan and for purposes of this Section 13, in the same manner as Performance-Based Awards. The intent of this Section 13(g) is to permit the Committee to make grants either of Performance-Based Awards or of Performance-Based RSUs, at its discretion, treating both types of performance-based awards in the aggregate as subject to the rules and limitations of this Section 13 and in all regards as subject to the requirements to qualify as performance-based compensation for purposes of Code Section 162(m).
     14. Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; any provision of the Plan which would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.
     15. Special Provisions Related to Code Section 409A. Notwithstanding anything herein to the contrary, no Grants shall be made that will be treated as creating a “nonqualified deferred compensation plan” as that term is defined for purposes of Section 409A of the Code unless such Grant complies with all applicable rules under Section 409A of the Code, or to the extent the Committee determines that such Grant will not cause the recipient to be subject to taxation by reason of the inclusion of the value of such Grant in the recipient’s gross income pursuant to Code Section 409A(a)(1). While it is not anticipated that any Grants made under the terms of the Plan as set forth herein would create “nonqualified deferred compensation,” this Section 14 is intended to prohibit modifications to outstanding Options or SARs that would cause the modified Option or SAR to be deemed to be a new Option or SAR with an Option Price below the fair market value of the Option Shares determined as of the date of such modification, unless arrangements are made so that the deemed date of “payment” for purposes of Code Section 409A can only be on a permitted distribution date pursuant to Code Section 409A. For purposes of applying this Section 14, the Committee shall look to applicable guidance regarding the provisions of Code Section 409A as released from time to time by the Internal Revenue Service or the Department of the Treasury, including, but not limited to, IRS Notices Treasury Regulations, and such other temporary or final regulations or guidance as may be issued regarding Code Section 409A from time to time.
     16. Effective Date. The Plan was effective upon approval by the Company’s stockholders on March 14, 2007.
     17. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 5 hereof, the Company, by action of the Executive Compensation Committee, may effect an option exchange program (the “Option Exchange Program”), to be commenced through one or more option exchange offers prior to March 12, 2009, provided that in no event may more than one offer to exchange be made for any outstanding option. Under any option exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for new Options (the “New Options”), as follows: (1) each New Option shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to the value of the Surrendered Option; (2) the Executive Compensation Committee shall determine an exchange ratio for the Option Exchange Program consistent with the foregoing pursuant to which (a) each New Option shall represent the right to purchase fewer Option Shares than the Option Shares underlying the Surrendered Option, and (b) the per share exercise price of each New Option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the New Option; (3) each Surrendered Option or portion thereof that is fully vested shall be exchanged for a New Option or portion thereof that is fully vested, and each Surrendered Option or portion thereof that is unvested shall be exchanged for a New Option or portion thereof with a vesting schedule that is the same as the Surrendered Option; and (4) each New Option shall have the same expiration date as the Surrendered Option. All other material terms of each New Option shall be substantially similar to the Surrendered Option exchanged therefor. “Eligible Employees” means employees of the Company other than executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended). “Eligible Options” means any Option other than a New Option where, as of a date specified by the terms of any exchange offer (which date shall be not more than ten business days prior to any exchange offer), the fair market value per share of the shares of Common Stock underlying the Option is 75% or less of the per share exercise price of the Option. Subject to the foregoing, the Executive Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.